FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity School Street Trust

Fund	Fidelity Intermediate Municipal Income Fund
Trade Date	12/5/12
Settle Date	12/18/12
Security Name	AUSTIN TX ELEC SYS 5% 11/15/23
CUSIP	052414MN6
Price	127.151
Transaction Value	$ 1,907,265.00
Class Size	$ 229,540,000
% of Offering	0.653%
Underwriter Purchased From	Citigroup
Underwriting Members: (1)	Citigroup
Underwriting Members: (2)	Barclays
Underwriting Members: (3)	Cabrera Capital Markets, LLC
Underwriting Members: (4)	Comerica Securities
Underwriting Members: (5)	Edward Jones
Underwriting Members: (6)	Fidelity Capital Markets
Underwriting Members: (7)	M.R.Beal & Company
Underwriting Members: (8)	RBC Capital Markets
Underwriting Members: (9)	Rice Financial Products Company
Underwriting Members: (10)	Robert W. Baird & Co.
Underwriting Members: (11)	BOSC, Inc.